UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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LCA-Vision Inc.
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The following is the script of a video made available on various websites on February 20, 2009.

This is Steve Straus, CEO of LCA-Vision.  Today begins the first of what I hope will be regular, if not weekly, communications to discuss the current status of our Company.  I intend to share with you management’s vision, and, where possible, the rationale for our decisions, as well as to keep you abreast of developments as we move LCA-Vision and the LasikPlus® franchise forward into these unprecedented times.

We have chosen to post these messages on YouTube for two reasons.  First, it will allow me to address all constituents of LCA-Vision at once – that is, our colleagues within the Company, stockholders and potential stockholders, and even current and potential customers – so that we provide the most transparency possible while remaining prudent in terms of our competitors.  Second, it allows for an instant feedback mechanism to each weekly message so that we have yet another means of hearing your voice and responding to your needs, thoughts and suggestions.  I hope that you will take advantage of the comment section of each video that we distribute so that we can continue our dialogue to result ultimately in the best thinking for LCA-Vision.

So let’s get right to it.  As I’m sure many of you know, the current management of the Company has filed a consent revocation statement with the SEC and has distributed this statement to our stockholders in response to a group of dissident investors who are looking to change the current management team.  Our next step, which begins this week, is to spend some time with those stockholders who have the largest blocks of stock to make our case and explain our vision for the future, a vision that I initially shared with you during our conference call on January 26. I intend to update you continuously on our vision and our progress via these messages.  During those stockholder meetings, we will explain how we intend to guide LCA-Vision in these interesting times and our vision of how to take the Company to the next level.  It is our intention that these meetings will solidify our relationship with these stockholders, and they will ultimately agree that our vision is the right one for the Company.

At this time, I’d also like to revisit one of the points I made in our discussion on January 26.  As you know, one of our goals for this year is to redefine our marketing activities and find new ways to market LasikPlus® to potential customers.  We began market research in November 2008 to identify those patients who would most likely be candidates to have Lasik surgery performed at one of our centers within the next year, and to understand what aspects of the experience were most important to this group of patients, in addition to the procedure itself.  We believe, based on this research, that we’ve identified this group, and have a very good idea about what messages will best resonate with them – beginning with the fact that LasikPlus® centers provide the most comprehensive possible pre-Lasik exam.  As a result, Marketing is currently developing new ads to target this group with the right message and in the right media.  Look for these ads to be rolled out no later than mid-April. We are excited about our new, targeted messaging that will have a stronger local flavor.

I hope you enjoyed seeing this initial video.  Moving forward, we anticipate sharing more information about the progress we are making in all of our efforts, and you can anticipate these communications on a regular basis.  In the meantime, I hope you’ll provide comments below, or feel free to contact my office directly.  Until next time, good day.